Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Planet Labs PBC for the registration of Class A Common Stock and to the incorporation by reference herein of our report dated March 28, 2024, with respect to the consolidated financial statements of Planet Labs PBC included in its Annual Report (Form 10-K) for the year ended January 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 5, 2026